SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)            September 5, 1997

                               Hudson Foods, Inc.
             (Exact name of registrant as specified in its charter)

              DELAWARE                1-9050                71-0427616
    (State of other jurisdiction   (Commission             (IRS Employer
          of incorporation)        File Number)          Identification No.)

                    1225 Hudson Road, Rogers, Arkansas 72756
                    (Address of principal executive offices)

        Registrant's telephone number, including area code (501)636-1100

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Form 8-K

Item 5.  Other events.

See attached joint press release issued by Tyson Foods, Inc. and Hudson Foods, Inc. on September 4, 1997.

                               Joint Statement of
                    Tyson Foods, Inc. and Hudson Foods, Inc.

                            TYSON AND HUDSON TO MERGE

Springdale/Rogers, AR (September 4, 1997)--Leland Tollett, Chairman of the Board and CEO of Tyson Foods, Inc. (NASDAQ:TYSNA) and James "Red" Hudson, Chairman of the Board of Hudson Foods, Inc. (NYSE:HFI) announced today that the two companies have signed a definitive agreement under which the companies would merge in a cash and stock transaction.

Pursuant to the agreement, each share of Hudson common stock will be exchanged for $8.40 in cash and 6/10 of a share of Tyson Foods, Inc. common stock.

"The decision to sell was not an easy one, or one that was made precipitously, " said Mr. Hudson. "Tyson Foods has been our neighbor and friend for 25 years now. They have made us a very good offer, and the Hudson Foods Board and I have decided that it is in the best interest of our shareholders, associates, growers and customers to accept. I look forward to a smooth transition, and a strong company resulting from the merger that will be able to better serve our people and customers."

"Hudson Foods and Tyson are a perfect fit if there ever was one," said Mr. Tollett. "I have had great respect for Red Hudson and his management team over the years. I am convinced that the combined strength of our two companies will enable us to meet the demands and expectations of all our customers, shareholders, growers and team members. All these groups will be the ultimate beneficiaries of this merger."

The transaction is subject to certain conditions, including the receipt of the applicable regulatory approvals, as well as approval of the Hudson Foods, Inc. shareholders.

For further information, contact Archie Schaffer (501/290/7232) or Mary Rush (501/290-4351) at Tyson Foods, and Becky Triplett (501/631-5274), or David Siemens, Analyst Contact (501/631-5123) at Hudson Foods.